IGEX Announces acquisition of the Nemegosenda specialty metals and rare earth project in Ontario, Canada.

Chicago, Illinois/ OTC Disclosure & News Service/October 13, 2016

Indo Global Exchange(s) Pte, Ltd. (OTC Markets: IGEX) (“Indo Global” or the “Company”), announces the acquisition of the Nemegosenda specialty metals and rare earth project from Nio- Star Corporation, a Canadian subsidiary of Sarissa Resources Inc. (OTC Markets Pink:  SRSR) (“Sarissa”)

Under the terms of the acquisition, the Company will file a Form S-1 to facilitate a distribution of shares so that post-split, 95% of the Indo Global shares shall be held by existing Sarissa shareholders as of the record date, while 5% will be held by existing Indo Global shareholders.  Sarissa shareholders will receive 1 new share of Indo Global for every 20 Sarissa shares held on the date of record. The Company intends to file for a name change to Niobium Technology Corporation, a symbol change to “NBTC,” and for a 12,500:1 reverse split, for approval by the Financial Industry Regulatory Authority, Inc. (“FINRA”).

Indo Global will own, outright, the Nemegosenda property – an approximately 1,800-acre property located near Chapeau, Ontario.  Exploration and geological work have been completed by Dominion Gulf Company in the late 1950’s and early 1960’s, by Eastmaque Gold Mines/International Musto in the 1980’s and more recently by Sarissa Resources Inc.  In total, diamond drilling of 84 holes totaling over 15,500 meters has been completed.  A historic estimate was prepared by G.E. “Red” Parsons for Dominion Gulf Company that indicated for the D Zone “20,000,000 tons of 0.47 percent Nb2O5 material in a block 600 by 800 feet in size and to depths up to 600 feet," based on Gulf's drilling and a 580 foot adit which penetrated 235 feet into the zone.  A 36-tonne bulk sample on extracted to subsequently was used by The Colorado School of Mines Research Institute in a pilot plant where niobium extraction from the ore was consistently at the 85% to 90% leve1.  An Economic Analysis of the project was completed in 1962 by B.J. Lerner for Dominion Gulf Company, which demonstrated the projects projected feasibility at that time.

The historical resources estimate, the historical feasibility and the historical metallurgical testing are based on data obtained by previous owners in the 1960s A qualified person, as defined under NI-43-101, has not done sufficient work to comment on the relevance or reliability of this historical estimate. The Company is not treating the historical estimate as, nor can the historical estimates be relied upon, as verification of current mineral resources or reserves.

Niobium, also known as columbium, is a rare metal primarily obtained from pyrochlore; a mineral found occurring in carbonatites. Well known for its use in steel alloys to add corrosion resistance and maintain high conductive properties, niobium's melting point of 2,468°C enables the metal’s alloys to maintain their qualities at very high temperatures. Approximately 89% of worldwide niobium consumption is dedicated to the production of steel; while 9% is used in the production of "super alloys" and the final 2% is used in the development of superconductor applications within the technology, electronics, and medical industries.

John O’Shea, Director of Indo Global, commented, “We are very excited to have been able to acquire the Nemegosenda Project.”  Mr. O’Shea added “The landscape for niobium is rapidly changing, demand is strong and its uses continue to grow. According to industry sources, global demand for niobium is expected to grow at a compound annual growth rate of 7% through 2020.  With only 3 significant existing producers in the world, all of which have recently completed full or partial acquisition by Chinese interests, there is a growing concern about diversity of supply.”

Dan Byrnes, the incoming CEO, stated “The Nemegosenda Project is uniquely suited to fill a growing need in the diversity of supply for niobium. The combination of a significant historical record of geological work completed, the inherent lower costs to mine a surface deposit, the location in a mining friendly jurisdiction close to all of the necessary infrastructure required for production and the use state-of-the-art separation and refining technology to produce a mix of both traditional and high-tech useful niobium and zirconium products, provides the Company with an exceptional opportunity.”

Otto Pichler, incoming CFO, said “I am looking forward to the opportunity this acquisition brings to move the Nemegosenda project forward.  The opportunities for niobium and zirconium production as well as other payables in this deposit are substantial.  Our plans are to assemble a world class team that is suitable to develop this world-class deposit.”

About Indo Global Exchange
Soon to be known as Niobium Technology Corporation - the Company will be exploiting the Nemegosenda niobium project to produce niobium and other specialty metals and rare earth elements.

For further information contact:

Niobium Technology Corporation
Telephone: +1-702-550-2347
Email: ir@niotechcorp.com

 Forward-Looking Statements Certain statements in this press release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of growth; and assumptions relating to the foregoing. Such forward-looking statements are generally qualified by terms such as: “plans, “anticipates,” “expects,” “believes” or similar words of like kind. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking information. These factors are discussed in greater detail in the Company’s business plan and filings with the OTC Markets.